Exhibit 10.12

Annual Cash Compensation of Executive Officers

Base Salaries and 2009 Bonus Payments. The executive officers of Stereotaxis, Inc. (the “Company”) have their base salaries determined yearly by the Compensation Committee (the “Committee”) of the Board of Directors. The executive officers are all “at will” employees, and each have written employment agreements which are filed, as required, as exhibits to reports filed by the Company under the Securities Exchange Act of 1934. On February 17, 2010, the Compensation Committee determined the 2010 annual salaries for executive officers of the Company and that payments would be made under the Company’s 2009 bonus program (the “2009 Program”) to the executive officers of the Company as set forth below. The 2009 Program was designed to reward the accomplishments of these officers on behalf of the Company in 2009 pursuant to and consistent with the objective of the Company’s bonus plan, as determined by the Committee. The 2010 salaries and 2009 bonuses are summarized in the following table:

	2010 Salary	2009 Bonus
Douglas Bruce Chief Technology/Operations Officer	$320,000	$36,367
Daniel J. Johnston Chief Financial Officer (1)	$320,000	$9,067
Michael Kaminski President & Chief Executive Officer	$400,000	$45,334
Louis Ruggiero Chief Commercial Officer (2)	N/A	$8,338
James Stolze Vice President & Chief Financial Officer (1)	N/A	$35,134
Melissa Walker Senior Vice President, Regulatory, Quality & Compliance	$235,000	$8,523

(1)	Mr. Stolze served as the Company’s Vice President & Chief Financial Officer through November 15, 2009, at which point Mr. Johnston began serving as the Chief Financial Officer. Mr. Stolze retired effective December 31, 2009.
(2)	Mr. Ruggiero retired as the Company’s Chief Commercial Officer as of December 31, 2009.

The Company intends to provide additional information regarding other compensation awarded to the named executive officers in respect of and during the 2009 fiscal year in the proxy statement for its 2010 annual meeting of stockholders, which is expected to be filed with the Securities and Exchange Commission in April 2010.